UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2018

THEMAVEN, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Fourth Avenue, Suite 200 Seattle, WA	98101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  775-600-2765

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

* Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement.

On August 4, 2018, TheMaven, Inc. (the “Company”), Maven Coalition, Inc., a Nevada corporation (“MC”), which is a wholly-owned subsidiary of the Company, and Say Media, Inc., a Delaware corporation (“Say”), entered into an Amended & Restated Asset Purchase Agreement (the “APA”), pursuant to which MC will acquire substantially all of the assets of Say and assume certain liabilities of Say (the “Acquisition”).

Pursuant to the APA, the Company shall (i) pay to Say $5,887,072 in cash consideration at closing, up to $1,250,000 of which shall be paid by cancelling (x) the $1,000,000 Promissory Note of Say dated March 26, 2018 and (y) the $250,000 Promissory Note of Say dated July 23, 2018, (ii) issue to Say a secured promissory note in principal amount of $7,434,003, due on December 10, 2018 (the “Note”), (iii) issue (A) 1,840,000 restricted shares of Common Stock of the Company to Say and (B) 160,000 restricted shares of Common Stock of the Company, plus that number of convertible securities equal to $350,000 divided by the lowest price per share paid in the Company’s then most recent equity financing, to Say What, LLC, in partial satisfaction of certain senior promissory notes issued by Say to Say What, (iv) pay Say’s legal fees and expenses in connection with the transaction, up to $250,000, (v) on or before October 15, 2018, deliver a Letter of Credit to Say as partial security for the Company’s obligations under the Note, (vi) reimburse Say for its legal, accounting and other costs incurred in connection with the winding down and dissolution of Say, in an aggregate amount not to exceed $300,000, and (vii) issue to certain employees and consultants of Say who will continue to be service providers of the Company, a further 2,000,000 restricted shares of Common Stock of the Company.

The APA contains typical representations and warranties by Say about its business, operations and financial condition. Consummation of the Acquisition is subject to certain customary closing conditions. The Company will have to obtain financing for the Letter of Credit in October 2018 and for the repayment of the Note in December 2018, and there can be no assurance that the Company will be able to obtain the necessary funds on terms acceptable to it or at all.

Subject to the satisfaction or waiver of all closing conditions, the Company expects to consummate the Acquisition by August 20, 2018. Should the Company not be able to consummate the Merger by August 20, 2018 due to its inability to obtain the funds necessary to pay the requisite consideration, and Say terminates the APA, the Company shall be obligated to terminate the $1,250,000 Promissory Notes due to the Company.

The foregoing is only a brief description of the respective material terms of the APA, does not purport to be a complete description of the respective rights and obligations of the parties thereunder and is qualified in its entirety by reference to the APA that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Furthermore, effective as of August 3, 2018, the Company adjusted the exercise price of the Common Stock Purchase Warrant to purchase up to 1.5 million shares of the Company’s Common Stock, issued to the Strome Mezzanine Fund LP on June 15, 2018, from $1.19 per share to $0.50 per share.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended & Restated Asset Purchase Agreement, dated as of August 4, 2018, between TheMaven, Inc., Maven Coalition, Inc. and Say Media, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated: August 9, 2018	By:	/s/ Joshua Jacobs
Name: Joshua Jacobs
Title: President